                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NetGravity, Inc. and Subsidiaries:

    We consent to incorporation by reference in the registration statements on Forms S-3 (No. 333-31826, No. 333-33568, No. 333-40680, No. 333-56490, and
No. 333-78959) and Forms S-8 (No. 333-30726, No. 333-40310, No. 333-55048,
No. 333-55618, No. 333-48277, No. 333-90553, No. 333-91661, and No. 333-95106)
of DoubleClick Inc. of our report dated January 27, 1999, with respect to the consolidated statements of operations, stockholders' equity, and cash flows of NetGravity Inc. and subsidiaries for the year ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of DoubleClick Inc.


                                          /s/ KPMG


San Francisco, California
March 12, 2001